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                                                                   EXHIBIT 5 (b)

                   [LETTERHEAD OF RICHARDS, LAYTON & FINGER]

                                                           March 12, 1997


To the Persons Listed on,
     Schedule A attached hereto.


          Re: Riggs Capital II
              ----------------

Dear Ladies & Gentlemen:

          We have acted as counsel to The Bank of New York (Delaware), a Delaware banking corporation ("BYN(DE)") in connection with this opinion, which is being delivered to you at your request.

          We have examined originals or copies of documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein as we have deemed necessary or appropriate for the purposes of the opinions expressed herein. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents referred to in this paragraph.

          Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:
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To the Persons Listed on
Schedule A Attached hereto
March 12, 1997
Page 2


          BYN(DE) has been duly incorporated, and is validly existing in good standing as a banking corporation under the laws of the State of Delaware and has the corporate power to act as Trustee of a Delaware business trust under the laws of the State of Delaware, 12 Del.C. (S)3801, et.seq.
                                  ------          -- ---

          The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

          We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America governing the banking and trust powers of BYN(DE)(except that we express no opinion with respect to (i) state securities or blue sky laws and (ii) federal securities laws, including, without limitation, the Securities Act of 1993, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended) and we have not considered and express no opinion on the laws, rules and regulations of any other jurisdiction.

          This opinion may be relied upon by you in connection with the matters set forth herein. Otherwise, this opinion is not to be used, published, circulated or relied upon by any other person for any purpose without prior written consent.

                                                   Very truly yours,



                                                   RICHARDS, LAYTON & FINGER
EMA/lmh
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                                  SCHEDULE A
                                  ----------

Dillon, Read & Co. Inc.

Riggs National Corporation